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                                                                     Exhibit 5.1

                             FULBRIGHT & JAWORSKI
                                    L.L.P.
                  A Registered Limited Liability Partnership
                               666 Fifth Avenue
                         New York, New York 10103-3198

telephone: 212/318-3000         June 25, 2001
facsimile: 212/752-5958
writer's direct dial number:
              212/318-3384
                                                                    houston
                                                                washington, d.c.
Universal Health Services, Inc.                                      austin
367 South Gulph Road                                               san antonio
P.O. Box 61558                                                        dallas
King of Prussia, Pennsylvania  19406-0958                            new york
                                                                    los angeles
                                                                    minneapolis
                                                                       london
                                                                       zurich
                                                                     hong kong


Dear Sirs:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Universal Health Services, Inc. (the "Company"), relating to 3,000,000 additional shares of the Company's Class B Common Stock, $.01 par value per share (the "Shares"), issuable upon the exercise of options granted under the Company's Amended and Restated 1992 Stock Option Plan (the "Plan"), as amended.

          As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued under the Plan in accordance with the terms of the Plan, and the relevant Stock Option Agreement thereunder will be duly authorized, validly issued, fully paid and non-assessable.

          We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                         Very truly yours,



                                         FULBRIGHT & JAWORSKI L.L.P.